Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “General Release Agreement”) is dated and presented on January 20, 2023 and is voluntarily entered into by and between Gordon Walker (hereinafter “Employee”) and Steel Services Ltd. (the “Company”), and its subsidiaries, parent companies, predecessors, affiliates, successors, and assigns (the “Company”), as follows:

1. Employment Status. Employee has separated from employment with the Company effective January 20, 2023 (the “Separation Date”). Employee will be paid for all earned and unpaid salary, together with any accrued and unused vacation pay, less all applicable payroll withholding and deductions; all monies to be paid in the time period as required by applicable law, and shall be reimbursed for any outstanding, reasonable business expenses that have been incurred on the Company’s behalf through the Separation Date, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy, all of the above items shall be paid whether or not Employee signs this General Release Agreement. Effective on the Separation Date, Employee will be deemed to have resigned from Employee’s position(s), if any, as an officer or director of the Company or any of the Released Parties (as defined below), as a member of any Board of Directors or committees of such Boards, as well as any other position(s) Employee may hold with or for the benefit of the Company, the Released Parties, and any of their respective affiliates.

2. Separation Benefits. Provided Employee executes and does not revoke this General Release Agreement, the following separation benefits will be provided (“Separation Benefits”):

(a) Pay to Employee the total gross amount of $2,115,000, less all applicable tax withholdings and other required deductions (“Separation Payment”), with the understanding that such Separation Payment will be paid in a lump sum amount as soon as reasonably practical after the Effective Date of this General Release Agreement.

(b) If Employee timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Employee for the monthly COBRA premium paid by Employee for Employee and Employee’s dependents (the “Medical Benefits”). Each such reimbursement for any month (or portion thereof) on or after the Effective Date shall be paid to Employee on or before the sixtieth (60th) day immediately following the month in which Employee timely remits the premium payment and proof of payment to the Company. Employee shall be eligible to receive such reimbursement for the three (3s) months following the Effective Date of this General Release Agreement. Any such reimbursed COBRA premiums shall be subject to all applicable income and employment tax withholdings and other required deductions. In the event Employee fails to make an appropriate COBRA election, no COBRA premiums will be reimbursed on Employee’s behalf and it is further expressly understood that the period of time during which reimbursement for such coverage is provided pursuant to this General Release Agreement shall be concurrent with and credited toward the continuation coverage period to which Employee would be entitled pursuant to COBRA. Notwithstanding the foregoing, if the Company’s reimbursements under this Paragraph would violate any applicable rules or regulations, the parties agree to reform this Paragraph in a manner as is necessary to comply with applicable rules or regulations.

(c) Employee acknowledges that the agreement by the Company to provide the Separation Benefits set forth in this Paragraph 2 is conditioned upon, and in consideration of Employee’s compliance with all the terms and conditions of this General Release Agreement and Employee’s release of all Claims (as defined below) against the Company and Released Parties. The Separation Benefits described herein are items of value and consideration to which Employee agrees he is not otherwise entitled, except by way of this General Release Agreement.

3. Tax Withholding. All payments to Employee under this Agreement will be subject to the withholding of all applicable and appropriate tax and other required withholdings. By entering into this General Release Agreement, the Company expresses no opinion concerning the allocation or the taxability of the Separation Benefits. Employee acknowledges that to the extent that he incurs any additional tax liability as a result of the amounts paid to him hereunder, such liability is his sole responsibility; and he shall pay taxes, interest or penalties determined to be due and payable. Employee further agrees to indemnify and hold the Company harmless from any liability for tax payments, withholding, penalties, interest and additions to tax which may be assessed on account of the Separation Benefits provided hereunder. Employee is hereby advised to seek professional tax advice regarding any tax liability he may accrue or owe as a result of the payments hereunder.

4. Release.

(a) In consideration of the Separation Benefits and the other good and valuable consideration indicated herein, Employee (for Employee, and Employee’s personal representatives, heirs and assigns) releases and forever discharges the Released Parties (as defined below) from any and all claims (including, but not limited to, claims for attorneys’ fees and legal costs), demands, losses, grievances, damages, injuries (whether personal, emotional or other), agreements, actions, promises or causes of action (known or unknown) which Employee now has or may later discover or which may hereafter exist against one or more Released Parties arising out of or relating to, directly or indirectly, Employee’s employment, or the termination of Employee’s employment, with the Company, whether pursuant to contract, common law, statute, ordinance, regulation or otherwise (hereinafter collectively referred to as “Claims”).

(b) Claims or actions released herein include, but are not limited: (i) any and all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the New York State Human Rights Law, the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, and all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York State Correction Law, the New York State Civil Rights Law, the New York City Human Rights Law, the Missouri Human Rights Act, the Missouri Service Letter statute, the Missouri Minimum Wage Law, the Missouri Wage Payment Law, all as amended, and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation (including any short-term or long-term incentive bonus plans, by way of example and not by way of limitation, the Steel Partners Holdings, L.P. 2018 Incentive Award Plan and Restricted Unit Agreement, the Steel Partners Holdings, L.P. Amended & Restated 2018 Incentive Award Plan and Restricted Unit Agreement, Steel Partners Holdings L.P. 2021 and/or 2022 Long Term Incentive Plan), vacation and/or severance and any claims or rights under the Steel Partners Holdings L.P. Second Amended and Restated 2021 and/or 2022 Incentive Award Plan (and any all versions or years of such plan(s)), the Steel Partners Holdings L.P. 2021 and/or 2022 Bonus Plan, and the Steel Partners Holdings L.P. LP Unit Ownership Guidelines (aka the Minimum Stockholders Policy); (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; (iv) any and all claims for breach of contract; and (v) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements.

(c) Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, and as except as expressly set forth in this General Release Agreement, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

(d) This general release of Claims excludes, and Employee does not waive, release or discharge any (i) right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency; (ii) claims under state workers’ compensation or unemployment laws; or (iii) or any other claims that cannot be waived by law. Employee does, however, expressly waive the right to receive any future monetary or other recovery of any kind from any of the Released Parties, including payments that result from any complaints or charges that Employee files with any federal, state or local administrative or regulatory agency or that are filed or pursued on Employee’s behalf.

(e) The parties understand that, as used in this Agreement, “Released Parties” includes Steel Services Ltd., SPH Group LLC, Steel Partners Holdings GP, Inc., Steel Partners Holdings L.P., and all of their past and present officers, directors, employees, trustees, agents, parent companies, subsidiaries, partners, members, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity’s subsidiaries, affiliates, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable by Employee, none of whom admit any liability to Employee, but all of whom expressly deny any such liability.

(f) The parties expressly agree and acknowledge that Employee has made no allegation of sexual harassment or sexual abuse against the Company or any of the Released Parties and no grounds exist for any claim of sexual harassment or sexual abuse against the Company or any of the Released Parties. Accordingly, while the general release set forth in this General Release Agreement is a release of any and all Claims against the Company and the Released Parties to the fullest extent permitted by law, no portion of the Separation Benefits are specifically allocated to the settlement or compromise of any allegation of sexual harassment or abuse.

(g) Employee represents that he will not commence, maintain or file any action or proceeding of any kind against the Company or any of the Released Parties including, but not limited to, a lawsuit in any federal, state or local court, with respect to any matter arising out of or in any way related, directly or indirectly, to any Claim released herein. Employee further agrees that if he does file such an action or proceeding of any kind in any court, agency or other tribunal with respect to the Claims released herein, he will not oppose any motion to dismiss filed by the Company or any Released Party based upon the release contained in this General Release Agreement and that Employee will reimburse the Company and any Released Party for any legal fees and costs associated with such motion to dismiss. Employee further agrees to waive the right to receive any monetary recovery with respect any claim filed by another person or entity on his behalf or on behalf of a class.

(h) Employee represents that he has no lawsuits, claims, or actions pending in his name, or on his behalf, against the Company or any of the other Released Parties. Employee also agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any of the Released Parties, unless under a valid subpoena or other court order. Employee agrees to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Company or any of the Released Parties, Employee shall state no more than “I cannot provide assistance without a valid subpoena or court order.”

5. Sole Responsibility for Legal Costs. Employee agrees that Employee will be solely and individually responsible for compensating any attorney(s) for any services that have been rendered to or for Employee in connection with the review of this General Release Agreement or any other matters whatsoever.

6. Bonus, Confidentiality, and Non-Solicitation Agreement. Employee understands and agrees that the provisions of the Bonus, Confidentiality, and Non-Solicitation Agreement (“Non-Solicitation Agreement”), signed by Employee on or about July 11, 2022 shall remain in full force and of full effect following Employee’s Separation Date and the provisions of the Non-Solicitation Agreement are incorporated herein by reference as if fully set forth. The parties agree and understand that nothing in this General Release Agreement shall operate as a waiver or release of any of the Company’s rights under the Non-Solicitation Agreement nor shall anything in this General Release Agreement be interpreted as an admission by the Company that Employee is eligible for, or has met the conditions of, any Company-sponsored bonus plan or program, by whatever name or title.

7. Confidentiality and Non-Disparagement. Employee agrees that, as a condition of this General Release Agreement, the existence (as well as the terms and provisions) of this General Release Agreement are to remain strictly confidential and shall not be disclosed to any person except Employee’s spouse and legal and/or tax advisor(s), or as required by law or lawfully-issued subpoena. In no event shall Employee discuss the separation of Employee’s employment with the Company, this General Release Agreement, or the terms of this General Release Agreement with any current or prospective employee of the Company. Employee will not, and will cause Employee’s relatives, agents, and representatives to not, knowingly disparage or make any derogatory statements regarding the Company, its directors, its officers or any Released Party and their respective directors and officers. The Company (limited to its officers and directors) will not make, directly or indirectly, any oral or written public statements that are disparaging or derogatory of Employee.

8. Termination of Separation Benefits; Reimbursement Obligation. In the event that Employee breaches or threatens to breach any of Employee’s obligations under this General Release Agreement, including but not limited to any of the obligations with respect to confidentiality, non-disparagement, or the Non-Solicitation Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to Employee under this General Release Agreement, and Employee shall be required to, without formal legal action on the part the Company, reimburse the Company for any payments it has already made to Employee under this General Release Agreement, unless otherwise prohibited by law. The termination and/or reimbursement of such payments in the event of a breach or threatened breach will not affect Employee’s continuing obligations under this General Release Agreement, nor will it affect the release of Employee’s Claims.

9. Return of Company Property. Employee hereby certifies that Employee has returned, or will return prior to the Separation Date, to the Company all the Company’s property in Employee’s possession or control, including but not limited to, any equipment, books, computer software, computer hardware, documents, drawings, memoranda, manuals, and other records, except as specifically provided herein.

10. Cooperation with the Company. Employee agrees that he will diligently cooperate with the Company to provide timely and effective assistance to the Company, if requested. Employee agrees to promptly respond to questions or requests for assistance Employee may receive from the Company with regard to any matters within Employee’s knowledge or areas of responsibility during his employment with the Company. Employee also agrees to respond fully and promptly to phone calls, text messages, and/or emails, with the understanding that the Company’s requests for assistance will be at reasonable times. Employee further agrees that, as to any legal matters currently pending, or which arise, in any way relating to Employee’s employment with the Company, whether as a witness or otherwise, Employee will cooperate with the Company and its attorneys in connection with any proceeding involving the Company before a court, an administrative agency, a governmental organization, an arbitrator, or tribunal of any kind. It is agreed and understood that nothing in this General Release Agreement is intended to, nor shall it, supersede or waive any Employment Practices Liability or Directors and Officers insurance, if any, which authorizes insurance coverage on behalf of Employee with respect to any employment matters which were within Employee’s areas of responsibility during his employment with the Company, with the further understanding that the terms and conditions of any such insurance coverage will be governed by the applicable plan documents. Furthermore, nothing in this General Release Agreement is intended to, nor shall it, supersede or waive any indemnity on behalf of Employee provided in the Ninth Amended and Restated Agreement of Limited Partnership of Steel Partners Holdings L.P., and such indemnity will be governed by Ninth Amended and Restated Agreement of Limited Partnership of Steel Partners Holdings L.P.

11. Governing Law. This General Release Agreement shall, in all respects, be interpreted, construed and governed by and under the internal substantive laws of the State of New York (without reference to its choice of law provisions). Any action or proceeding by either of the parties to enforce this General Release Agreement shall be brought only in any state or federal court located in New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12. Severability. The parties stipulate and agree that all clauses and provisions of this General Release Agreement are distinct and severable, and Employee understands, and it is Employee’s intent, that in the event this General Release Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of Claim or as to any particular circumstances, it shall remain fully valid and enforceable as to all other Claims and circumstances. As to any Claims that would not be released because of the invalidity or unenforceability of this General Release, Employee covenants and agrees to execute a release or waiver that is legal and enforceable.

13. Amendment. This General Release Agreement may not be modified except by a writing signed by each of the parties hereto, or their duly authorized representative.

14. Successors and Assigns. This General Release Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest. It is understood and agreed that no breach of this General Release Agreement shall be cause to set it aside or to revive any of the Claims being released herein.

15. Construction. The parties hereto acknowledge and agree that the language of this General Release Agreement shall be construed according to its fair meaning and not strictly for or against any of the parties.

16. Counterparts. This General Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The parties agree that their respective signatures may be delivered by facsimile or by PDF or by DocuSign, and that facsimile or PDF or DocuSign signatures will be treated as originals for all purposes.

17. Older Workers’ Benefit Protection Act. (a) The parties acknowledge and agree that Employee has specific rights under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”). It is the Company’s desire and intent to make certain that Employee fully understands the provisions and effects of this Agreement. To that end, Employee acknowledges that:

i.	CONSISTENT WITH THE PROVISIONS OF THE OWBPA, EMPLOYEE HAS BEEN ADVISED OF THE RIGHT AND GIVEN THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL FOR THE PURPOSE OF REVIEWING THE TERMS OF THIS GENERAL RELEASE AGREEMENT, INCLUDING, IN PARTICULAR THE RELEASE OF CLAIMS (ALTHOUGH EMPLOYEE MAY CHOOSE VOLUNTARILY NOT TO DO SO);

ii.	CONSISTENT WITH THE PROVISIONS OF THE OWBPA, THE COMPANY IS PROVIDING EMPLOYEE WITH NO LESS THAN TWENTY-ONE (21) DAYS DURING WHICH TO CONSIDER THIS GENERAL RELEASE AGREEMENT, WITH THE EXPRESS UNDERSTANDING THAT EMPLOYEE MAY NOT SIGN THIS GENERAL RELEASE AGREEMENT PRIOR TO HIS LAST DAY OF ACTIVE EMPLOYMENT WITH THE COMPANY AND ANY SIGNATURE PRIOR TO THE SEPARATION DATE IS AGREED TO BE NULL AND VOID;

iii.	CONSISTENT WITH THE PROVISIONS OF THE OWBPA, EMPLOYEE HAS SEVEN (7) DAYS FOLLOWING THE DATE EMPLOYEE SIGNS THIS GENERAL RELEASE AGREEMENT TO REVOKE EMPLOYEE’S CONSENT TO THIS GENERAL RELEASE AGREEMENT;

iv.	CONSISTENT WITH THE PROVISIONS OF THE OWBPA, EMPLOYEE ACKNOWLEDGES THAT THIS GENERAL RELEASE AGREEMENT SHALL NOT BE EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED;

v.	EMPLOYEE ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT DOES NOT WAIVE ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THE GENERAL RELEASE AGREEMENT IS EXECUTED; AND

vi.	EMPLOYEE ACKNOWLEDGES AND AGREES THAT THIS GENERAL RELEASE AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY EMPLOYEE AND EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS OF THIS GENERAL RELEASE AGREEMENT; AND

(b) By executing this General Release Agreement, the parties agree that any changes to this General Release Agreement, whether material or immaterial, do not restart the running of the twenty-one-day period provided for above.

(c) In the event Employee does not accept this General Release Agreement, or in the event Employee revokes this General Release Agreement during the seven-day revocation period, this General Release Agreement, including but not limited to the Company’s obligations set forth in Paragraph 2 of this General Release Agreement, shall automatically be deemed null and void.

(d) To effectively revoke, Employee must notify Maria Reda (MReda@steelpartners.com) in writing of Employee’s intent to revoke no later than midnight of the seventh day after Employee has signed this General Release Agreement.

18. Effective Date. This General Release Agreement shall become effective on the eighth day following Employee’s execution of this General Release Agreement, unless revoked (referred to herein as the “Effective Date”) with the express understanding that Employee may not sign this General Release Agreement prior to Employee’s last day of active employment with the Company and any signature prior to Employee’s Separation Date is agreed to be null and void.

19. Section 409A. This General Release Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to Employee pursuant to this General Release Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this General Release Agreement. To the extent any amounts under this General Release Agreement are payable by reference to Employee’s “termination of employment,” such term shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this General Release Agreement, if Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of Employee’s separation from service, then to the extent any amount payable to Employee (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Employee’s separation from service and (iii) under the terms of this General Release Agreement would be payable prior to the six-month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of Employee’s death.

SIGNATURE PAGE FOLLOWS

EMPLOYEE

/s/ Gordon Walker
Gordon Walker

Date:	January 20, 2023

STEEL SERVICES LTD.
ON BEHALF OF ALL RELEASED PARTIES

/s/ Stephanie McKinney
Signature/Title

Printed:	Stephanie McKinney

Date:	January 20, 2023